Exhibit 10.1
CIENA CORPORATION
U.S. EXECUTIVE SEVERANCE BENEFIT PLAN
(Effective June 8, 2011)
Article 1
The Plan
     1.1 Name/Date. Ciena Corporation, together with its subsidiaries Ciena Communications, Inc. and Ciena Government Solutions, Inc. (collectively, the “Company”) has adopted the Ciena Corporation U.S. Executive Severance Benefit Plan (the “Plan”), effective as of June 8, 2011.
     1.2 Purpose. The Company sponsors the Plan in order to provide each Participant (defined below) with severance benefits following the Participant’s Involuntary Separation from Service (defined below) without Cause (defined below) and execution of the release described herein.
     1.3 Separation Pay Plan Exemption. The Company intends that this Plan qualify as a separation pay plan that, to the extent benefits are within applicable limits, is exempt from the rules of Section 409A of the Code (defined below). The Plan shall be interpreted and applied consistent with that intent.
Article 2
Definitions
     Whenever used in this Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. Except as noted below, when the defined meaning is intended, the term is capitalized:
     2.1 “Affiliate” means an entity that is considered a single employer with the Company under Section 414(b) or (c) of the Code (but using an “at least 50 percent” rather than an “at least 80 percent” control level under such sections), whether as parent-subsidiary corporations, brother-sister corporations or other relationships described in such Code sections.
     2.2 “Base Salary” means the total annual base salary payable to the Participant at the rate in effect on the date of the Participant’s Separation from Service. Base Salary shall not be reduced for any salary reduction contributions (i) to deferred arrangements under Section 401(k) of the Code, (ii) to a cafeteria plan under Section 125 of the Code, or (iii) to a nonqualified deferred compensation plan. Base Salary shall not take into account any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.
     2.3 “Cause” means the occurrence of any one or more of the following:
     2.3.1 the Participant’s willful and continued failure substantially to perform the duties of the Participant’s position other than as a result of Disability (provided that, if the Participant is the chief executive officer or a senior vice president of the Company, the Governance and Nominations Committee of the Company’s Board of Directors (or any other subcommittee or special committee appointed by the Board for such purpose (the “Governance Committee”) shall have provided written notice to the Participant specifying such failure, and such “cause” shall have been found by a majority vote of the Governance Committee after at least seven days’ written notice to the Participant specifying the failure on the part of the Participant and after an opportunity for the Participant to be heard at a meeting of the Governance Committee);

     2.3.2 any willful act or omission by the Participant in connection with his or her responsibilities as an employee of the Company constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;
     2.3.3 any willful material violation by the Participant of the Company’s Code of Business Conduct and Ethics or the Proprietary Information, Inventions and Non-Solicitation Agreement between the Company and the Participant; or
     2.3.4 the Participant’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business.
For purposes of this definition, no act or failure to act by the Participant shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such act or failure to act was in or not opposed to the Company’s best interests.
     2.4 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.
     2.5 “Coverage Period” means the earlier of (i) (a) if the Participant is the chief executive officer of the Company, 18 months following the Participant’s termination of employment with the Company, (b) if the Participant is a senior vice president of the Company, 12 months following the Participant’s termination of employment with the Company, and (c) if the Participant is a vice president of the Company (with the salary grade as set forth in Exhibit A), the number of weeks that is calculated for purposes of determining the amount of the cash severance payment to the Participant pursuant to Exhibit A, or (ii) the last day of the month in which the Participant commences employment with another employer following the Participant’s termination of employment with the Company.
     2.6 “Disability” means either (i) “total disability” as defined for purposes of the Company’s long-term disability benefit plan; or (ii) the Participant’s inability, as a result of physical or mental incapacity, to perform his or her duties for a period of six consecutive months or for an aggregate of six months in any twelve consecutive month period.
     2.7 “Involuntary Separation from Service” means a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate the services of the Participant, other than due to the Participant’s implicit or explicit request, where the Participant was willing and able to continue performing services for the Company (as further described in Treasury Regulations Section 1.409A-1(n)(1)).
     2.8 “Participant” means an employee who is a vice president, senior vice president or chief executive officer of the Company, each with the salary grade as set forth in Exhibit A.
     2.9 “Separation from Service” (or any similar phrase, such as “separate from service”) means the Participant’s termination of employment for any reason whatsoever, determined as follows:
     2.9.1 Generally. A Participant terminates employment when the facts and circumstances indicate that the Company and the Participant reasonably anticipate that the Participant will perform no further services for the Company or an Affiliate, or that the level of services the Participant will perform for the Company and Affiliates will permanently decrease to no more than 20% of the average level of services the Participant performed over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services to the Company and Affiliates less than 36 months) (the “36-month average”).
     2.9.2 Presumptions. Barring contrary facts and circumstances, the Company shall presume (i) that a decrease in services to 20% or less of the 36-month average constitutes termination of employment, and (ii) that continued services at 50% or more of the 36-month average does not constitute termination of employment.
     2.9.3 Employee vs. Independent Contractor. For purposes of the foregoing, services include those performed as employee or as independent contractor.
     2.9.4 Asset Sale. If all or a portion of the Company’s assets are sold in a qualifying transaction under the terms of Treasury Regulations Section 1.409A-1(h)(4), the Company and the purchasing company may jointly specify whether Participants who continue employment with the purchasing company have terminated employment.
     2.9.5 Leave of Absence. If the Participant takes a bona fide leave of absence (as defined in Treasury Regulation Section 1.409A-1(h)(1)), the Company shall not treat the Participant as having terminated employment.
     2.10 “Target Incentive” means, with respect to a Participant, the Participant’s annual bonus or commission amount(s) under any incentive plan(s) or program(s) in which the Participant participated immediately prior to the date of the Participant’s termination of employment with the Company. The above bonus or commission amount shall be based on an assumed achievement of 100% of the targeted performance goal(s) for such award.
     2.11 “Total Target Cash” means Base Salary plus Target Incentive.
Article 3
Participation
     Each Participant shall be eligible to participate in this Plan as of the Effective Date of this Plan. Unless otherwise determined by the Company, participation shall continue until Separation from Service under circumstances that do not entitle the Participant to benefits under the Plan, or the end of Coverage Period. To participate in and receive benefits under this Plan, each Participant agrees to observe all rules and regulations established by the Company for administering the Plan and shall abide by all decisions of the Company in the construction and administration of the Plan.
Article 4
Entitlement to Benefits
     If (a) the Participant is separated from service under an Involuntary Separation from Service without Cause at any time, and (b) the Participant releases all legal claims against the Company by signing, within 45 days following such separation, the release (or a separation agreement incorporating the release) set out in substantially the form of Exhibit B, the Company shall provide to the Participant the severance benefits described in Article 5. In no event shall severance benefits be payable under this Plan: (i) for the Participant’s Separation from Service under any other circumstances (e.g., death, Disability or Cause); (ii) if the Participant does not release the Company from all legal claims; or (iii) if the Participant purports to rescind the release in whole or in part. Notwithstanding the provisions of Article 5 below, the Company shall postpone payment of benefits otherwise payable under this Plan until after the last day on which the Participant could revoke or rescind any part of the release. In such case, the postponed benefits shall be paid in a single lump sum within ten days upon the expiration of any revocation period. For purposes of Section 409A of the Code, a Participant’s right to receive installment payments pursuant to this Plan including, without limitation, each severance payment and COBRA continuation reimbursement, shall be treated as a right to receive a series of separate and distinct payments.
Article 5
Severance Benefits
     5.1 Amount of Benefits. Except as otherwise noted in this Article 5, the Company shall provide the following severance benefits to a Participant who becomes entitled to the same under Article 4:
     5.1.1 Cash Severance. Payment of cash severance in accordance with Exhibit A. Unless otherwise determined by and in the sole discretion of the General Counsel and the Chief Human Resources Officer of the Company, this payment shall be paid in a single lump sum;
     5.1.2 Benefits. Continuation of the Participant’s (and, where applicable, the Participant’s spouse and eligible dependents’) participation in the group medical, dental and vision plans maintained by the Company, on substantially the same basis as if the Participant were an employee of the Company, for the Coverage Period. In the event that the Company is unable for any reason to provide for the Participant’s (and, where applicable, the Participant’s spouse and eligible dependents) continued participation in one or more of such plans during the Coverage Period, the Company shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Coverage Period shall be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of any other obligation of the Company to provide any continued coverage to the Participant (and, where applicable, members of the Participant’s family) under any group medical, dental or vision plan; and
     5.1.3 Outplacement Assistance. Provision of outplacement assistance in accordance with Exhibit A. If the Company modifies such benefits for employed individuals during the Participant’s severance benefit period, then such benefits shall also be modified for purposes of this Plan.
     5.2 Mitigation. Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and provide the benefits required under this Agreement, except as provided in Section 5.1.2
     5.3 Exclusivity of Severance Benefits. The severance benefits provided by the Company pursuant to this Article 5 shall be deemed to be inclusive of any notice, payments or benefits to which the Participant may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act or other applicable plant or facility closing or mass layoff law, or any other statutory or regulatory requirement to provide notice of employment termination or entitlement to severance payments.
     5.4 No Death Benefits. If the Participant dies during the severance benefit period, the benefits under this Plan shall cease.

Article 6
Effect on Equity Compensation
          All equity compensation grants made to a Participant by the Company that are outstanding at the Separation from Service shall be governed by the terms of the award agreement and the equity compensation plan pursuant to which such equity compensation grant was made.
Article 7
Non-Competition and Non-Solicitation / Clawback
     7.1 Non-Competition and Non-Solicitation. The parties agree that, as a condition to the Participant’s right to receive the severance benefits set forth in Article 5, the Participant agrees that, for a period of 12 months following the Participant’s last day of employment with the Company, the Participant will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Company:
     7.1.1 be employed or engaged by or associated with, or engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any business or other commercial activity whose products compete, in whole or in part, with the products of the Company; provided, that the Participant may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or
     7.1.2 (i) solicit or induce any employee of the Company to leave the employ of the Company, (ii) solicit business of the same or similar type being carried on by the Company from any person known by to the Participant to have purchased products or services from the Company within the 12 months prior to the Participant’s last day of employment with the Company, (iii) unlawfully interfere with the Company’s relationship with any person, including any person who was an employee, contractor, supplier or customer of the Company, or (iv) disparage the Company or any of its shareholders, directors, officers, employees or agents.
     7.2 Construction. Section 7.1 is intended to provide the greatest restriction allowable under Cal. Bus. & Prof. Code §16601. In the event any provision hereof is determined by a court of competent jurisdiction to violate any provision of Cal. Bus. & Prof. Code §16601, that provision shall be modified to the least extent necessary to render it enforceable and the remainder of the Agreement shall remain in full force and effect.
     7.3 Confidentiality. As a further condition to the receipt and retention of the severance benefits set forth in Article 5, a Participant shall comply with certain continuing obligations set forth in the Proprietary Information, Inventions and Non-Solicitation Agreement between the Participant and the Company (the “PIA”). Specifically, a Participant shall hold in a fiduciary capacity for the benefit of the Company all Company Confidential Information (as defined in the PIA), which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement). After the Participant’s Separation from Service, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Company Confidential Information to anyone other than the Company and those designated by it. Notwithstanding the foregoing, nothing in this Agreement shall limit the scope of any other agreement(s) between a Participant and the Company or an Affiliate that imposes obligations on the Participant regarding secret or confidential information, knowledge or data covered by this Section.
     7.4 Cooperation. As a further condition to the receipt and retention of the severance benefits set forth in Article 5, a Participant shall, during the period commencing with the Separation from Service and ending 24 months thereafter, fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Participant was involved during the Participant’s employment with the Company or to which the Participant has knowledge based on the Participant’s employment with the Company. The Company shall reimburse a Participant’s out-of-pocket expenses incurred in complying with this cooperation requirement, provided that such expenses are approved by the Company in advance.
     7.5 Forfeiture. If a Participant fails to comply with the conditions of this Article 7 on one or more occasions, the Participant shall be required to repay the full amount of the severance paid to the Participant pursuant to Article 5. The forfeiture provisions of this Section 7.5 shall be in addition to, and not in limitation of, any other remedies available to the Company at law or in equity. In addition, the full amount of the severance paid to the Participant pursuant to Article 5 is subject to mandatory repayment by the Participant to the Company to the extent the Participant is or in the future becomes subject to any Company “clawback” or recoupment policy that requires the repayment by the Participant to the Company of compensation paid by the Company to the Participant in the event that the Participant fails to comply with, or violates, the terms or requirements of such policy.
Article 8
Parachute Limitations
     8.1 General. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (“Payment” or “Payments”) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Article 8, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either:
(i)	paid or distributed in full, or

(ii)	paid or distributed as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant (on an after-tax basis) of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.
     8.2 Determinations. Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Section 8.2 shall be made in writing by the independent public accountants appointed for this purpose by the Company (the “Accountants”) immediately prior to the change in control, whose determination shall be conclusive and binding upon the Company and the Participant for all purposes. For purposes of making the calculation required by this Article 8, the

Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Article 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article 8.
Article 9
Employment Status
     9.1 Right to Separate from Service. This Plan shall not be deemed to be an employment contract between the Company and any Participant. Nothing contained herein (including but not limited to using the term “Cause” to determine benefits under this Plan) shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to separate from service at any time.
     9.2 Status During Benefit Period. Commencing upon the Participant’s Separation from Service, the Participant shall cease to be an employee of the Company for any purpose. The payment of severance benefits under this Plan shall be payments to a former employee.
Article 10
Claims and Review Procedures
     10.1 Claims Procedure. Any individual (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits. With respect to benefits payable to or with respect to the Participant under an insurance policy, the insurer will adjudicate such claims pursuant to the terms of the policy, the ERISA claims procedure and applicable state law. With respect to other claims under this Plan, the Company will adjudicate such claims as follows:
     10.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
     10.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
     10.1.3 Notice of Decision. If the Company denies part of the claim or the entire claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     10.1.3.1 The specific reasons for the denial,
     10.1.3.2 A reference to the specific provisions of the Plan on which the denial is based,

     10.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
     10.1.3.4 An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
     10.1.3.5 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     10.2 Review Procedure. If the Company denies part of the claim or the entire claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
     10.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.
     10.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     10.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     10.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
     10.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     10.2.5.1 The specific reasons for the denial,
     10.2.5.2 A reference to the specific provisions of the Plan on which the denial is based,
     10.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
     10.2.5.4 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11
Administration and Finances
     11.1 Administration. Unless otherwise determined by the Compensation Committee of the Company’s Board of Directors, the Company’s Chief Executive Officer (“CEO”) or his or her designee shall be the named fiduciary and shall act for the Company under this Plan, except with respect to the CEO’s participation, in which case the Compensation Committee or its designee shall be the named fiduciary and act for the Company.
     11.2 Powers of the Company. The Company shall have all powers necessary to administer the Plan, including, without limitation, the sole powers and discretionary authority:
     11.2.1 to interpret the provisions of the Plan; and
     11.2.2 to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.
     11.3 Actions of the Company. No Participant shall receive a benefit under this Plan unless the Company has determined in its discretion that the Participant is entitled to the benefit. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
     11.4 Delegation. The Company shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation by the Company may allow further delegations by the individual or entity to which the delegation is made, The Company may rescind any delegation at any time, Each person or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.
     11.5 Reports and Records. The Company and those to whom the Company has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
     11.6 Finances. The costs of the Plan shall be borne by the Company, except as otherwise provided herein.
Article 12
Amendments and Termination
     The Company may amend or terminate the Plan, in full or in part, at any time and from time to time, provided that one of the following is true: (i) the Plan for the Participant is exempt from Section 409A of the Code, (ii) the amendment or termination does not cause an acceleration of benefits under Section 409A of the Code, (iii) the acceleration is covered by an exception to the prohibition on accelerations under Section 409A, or (iv) the Company and the Participant acknowledge in writing that the amendment or termination accelerates the payment of benefits and is likely to result in Section 409A penalties. Any amendment shall be filed with the Plan documents maintained by the Company.

Article 13
Miscellaneous
     13.1 Nonalienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.
     13.2 Tax Withholding. The Company shall withhold any applicable income or employment taxes that are required to be withheld from the severance benefits provided under this Plan.
     13.3 Limitation on Liability. The Company does not guarantee benefits payable under any insurance coverage described or referred to herein, and any benefits thereunder shall be the exclusive responsibility of the insurer that is required to provide such benefits under such policy.
     13.4 Transfer to Affiliate. If a Participant transfers employment to an Affiliate that sponsors or adopts this Plan and extends participation to the Participant, the Affiliate shall become the “Company” for all purposes under this Plan and the Participant shall not be deemed to have separated from service solely by virtue of such transfer for any purpose under this Plan. In any case, the Company shall be released from all obligations under this Plan in connection with the Participant as of the transfer of employment.
     13.5 Assignment to Successor. The Company shall assign its rights and obligations under this Plan to any successor organization resulting from a merger, acquisition or affiliation involving the Company, or resulting from a sale of substantially all of the Company’s assets.
     13.6 Controlling Law. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).
     13.7 Exemption from Section 409A. Separation pay up to two times the lesser of (i) the participant’s annualized compensation for the year preceding the year of the Separation from Service, or (ii) the maximum amount of compensation that could be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of separation from service, can be exempt from Section 409A of the Code, subject to the Plan satisfying certain conditions. For benefits provided under Section 5.1 that are equal to or less than the separation pay limit, the Company and Participant intend that the exemption apply. To the extent such benefits exceed the separation pay limit, the Company and the Participant intend that the Plan comply with the requirements of Section 409A. The terms of this Plan shall be interpreted and applied consistent with such intent.
     13.8 Benefit of Other Agreements. If a Participant becomes entitled to receive compensation or benefits under the terms of the Plan, such compensation or benefits will be reduced by other severance benefits payable under any plan, program, policy or practice of the Company or any Affiliate or any agreement or other arrangement between the Participant and the Company or an Affiliate. It is intended that the Plan provide compensation or benefits that are supplemental to severance benefits and that are actually received by a Participant pursuant to any plan, program, policy or practice of the Company or an Affiliate or any agreement or arrangement between a Participant and the Company or an Affiliate, such that the net effect to a Participant of entitlement to any similar benefits that are contained both in the Plan and in any other existing plan, program, policy or practice of the Company or any Affiliate or agreement or arrangement between a Participant and the Company or an Affiliate will be to provide the Participant with the greater of the benefits under the Plan or under such other plan, program, policy, practice, or agreement or arrangement except for amounts payable under any retirement plans or stock purchase plans of the Company in which the Participant may participate.

     13.9 Savings Clause. If the Participant is a “specified employee,” as such term is defined pursuant to Section 409A of the Code and the regulations and guidance issued thereunder, and an amount payable under this Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then such Payments shall not be made until the earlier of the Participant’s death or six months and one day after the Participant’s last day of employment.

CIENA CORPORATION

By:	/S/ David M. Rothenstein

Title:	Sr. Vice President, General Counsel & Secretary
Date:	June 8, 2011

EXHIBIT A
SEVERANCE AND OUTPLACEMENT SCHEDULE

Position Level	Salary Grade(s)	Cash Severance	Outplacement Assistance
Chief Executive Officer	E4	An amount equal to two times Total Target Cash	Company will pay for 12 months of executive outplacement assistance through its then-current outplacement agency

Senior Vice President	E3	An amount equal to one times Total Target Cash	Company will pay for 12 months of executive outplacement assistance through its then-current outplacement agency

Vice President	E1, E2	An amount equal to four weeks of Base Salary (annual Base Salary divided by 52) times each year of service, subject to a minimum of 26 weeks and a maximum of 52 weeks of Base Salary	Company will pay for 6 months of executive outplacement assistance through its then-current outplacement agency

EXHIBIT B
RELEASE OF CLAIMS
[TO BE SIGNED FOLLOWING SEPARATION FROM SERVICE]
     In exchange for the severance benefits to be provided to me under the Ciena Corporation U.S. Executive Severance Benefit Plan (the “Plan”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, on behalf of my heirs, representatives, successors and assigns (“Releasing Party”) hereby:
     1. Release, waive and fully discharge Ciena Corporation and its affiliates, subsidiaries, officers, directors, employees, agents, representatives, predecessors, successors and assigns (collectively, “Released Parties”), and each and all of them, absolutely, unconditionally and irrevocably, from, against and in respect of any and all claims, actions, suits, proceedings, demands, judgments, costs and expenses (including attorneys’ fees and court costs), liabilities, obligations or damages of any kind or nature whatsoever, whether asserted or unasserted, mature or contingent, known or unknown, which Releasing Party ever had, now has or may have against the Released Parties, from the beginning of time up to the date of execution of this Release, and without limiting the generality of the foregoing, directly or indirectly arising out of my employment by and employment relationship with Released Parties or the separation thereof. Further, I understand that my employment was terminated, and release, waive and fully discharge the Released Parties from any liability or obligation to reinstate or reemploy me in any capacity.
     2. Understand that I will receive no other or further severance payments from the Released Parties other than the severance benefits set forth in the Plan.
     3. Declare that I have made no assignment and will make no assignment of the claims which are being released and discharged by this Release.
     4. Agree not to file (or ask or allow anyone to file on my behalf) any claim, action, charge, complaint or lawsuit of any kind based on events occurring prior to the date of execution of this Release with any state or federal court or administrative agency, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. This provision shall not apply to any non-waivable charges or claims, including any claim alleging that the waiver under the Age Discrimination in Employment Act of 1967 was not knowing or voluntary.
     5. Agree that, in the event that I should decide to commence any claim, action, charge, complaint or lawsuit of any kind against the Released Parties, except as it relates to the enforcement of any rights I may have under the Plan or that may arise after the date of execution of this Release, I will be obligated to repay Ciena the severance payment paid to me pursuant to the Plan and will be deemed to have breached this Release and will be liable for any damages, costs and attorneys’ fees suffered by Released Parties as a result of my breach.
     6. Understand that the aforesaid benefits are not to be construed as an admission on the part of said Released Parties of any liability whatsoever and agree not to disclose, publicize or cause to be publicized any of the terms and conditions of this Plan.
     7. Expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”
     8. Acknowledge that, if any provision of this Release or any portion or provision hereof applicable to any particular situation or circumstance is held invalid, the remainder of this Release or the remainder of such provision (as the case may be) and the application thereof to other situations or circumstances, shall not be affected thereby.
     9. Acknowledge that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that I have or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621, et seq. Specifically, I acknowledge that I have read this Release carefully, that I have been advised by Ciena and have had the opportunity to consult with counsel before signing this Release if I believed that was necessary, and that I have freely, knowingly and voluntarily entered into this Release after due consideration.. I also acknowledge that no promise or inducement has been offered to me by Ciena or any of its agents, except as expressly set forth herein, and that I am not relying upon any such promise or inducement in entering into this Release. I acknowledge that the consideration offered pursuant to the Plan exceeds any payment, benefit or other thing of value to which I would otherwise be entitled.
     10. Understand that I am hereby notified that I have 21 days from my receipt of this Release to consider signing this Release. I understand that I am hereby advised to consult with an attorney before signing this Release. I understand that I may revoke this Release at any time within the seven-day period following the date I sign this Release. I further understand that this Release shall not become effective or enforceable until the seven-day revocation period expires. If I revoke this Release, I will relinquish any rights to the consideration provided to me pursuant to this Release.
     11. Acknowledge that I have read this Release and that I am relying solely upon the contents of this Release and am not relying on any other representations whatsoever of the Released Pasties as an inducement to enter into this agreement.

RELEASING PARTY

Dated:

Participant’s Signature